Exhibit 10.02

            ADDENDUM 2 TO THE BEAVON EMPLOYMENT AGREEMENT OF 8-01-02

     The following articles of the Elaine Beavon (Simon) Employment Agreement effective 8-01-2002 as amended on 7-28-2003, are hereby amended as of May 1, 2004:

         1. Under paragraph III. F. 4. Stock, Stock Options and Bonuses : The company will expense the exercise price, and all applicable taxes and withholding thereon, of five (.05) cents per stock share option for each of the four million (4,000,000) stock option shares that were already granted under the original Employment Agreement and Contract Addendum dated 7-28-03, as long as the company has the available financial resources to expense the options and pay all applicable taxes and withholding thereon, if any, in the following manner; one million four hundred thousand (1,400,000) share options nine (9) months from the first anniversary date of the employment agreement addendum (dated 8-01-03) on May 1, 2004: then one million three hundred thousand (1,300,000) on January 1,2005; and the final one million three hundred thousand (1,300,000) on January 1, 2006 or anytime thereafter as soon as the company has the available resources for this expense. Employee will have to be continually employed by the company when these options are expensed by the company.

    IN WITNESS WHEREOF, the undersigned parties hereto have executed this Addendum Agreement on May 1, 2004.


    Schimatic Cash Transactions Network.com,     Employee: Elaine Beavon (Simon)
    Inc.
    330 E. Warm Springs R                                  2859 E. Wasatch Blvd.
    Las Vegas, NV., 8911                                   Sandy, Utah, 84092


    By: /s/ Bernard F. McHale                  By: /s/ Elaine Beavon (Simon)
        ----------------------------               -----------------------------
    Bernard F. McHale, CFO/Director                    Elaine Beavon (Simon),
                                                       Employee